CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 9 to Registration Statement No. 333-82865 on Form N-1A of our report dated October 19, 2007, relating to the financial statements and financial highlights of Jacob Internet Fund Inc. appearing in the Annual Report on Form N-CSR of Jacob Internet Fund Inc. for the year ended August 31, 2007, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.
/s/ Deloitte & Touche, LLP
Milwaukee, WI
December 27, 2007